FUND ACCOUNTING SERVICING AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of this 20th day of December, 2001, by and between Fort Pitt Capital Funds, a Delaware business trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

     WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment of USBFS as Fund Accountant

     The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.   Services and Duties of USBFS

     USBFS shall provide the following fund accounting services for each Fund, including but not limited to:

     A.   Portfolio Accounting Services:

          (1) Maintain portfolio records on a trade date+1 business day basis using security trade information communicated from the investment manager.

          (2) For each valuation date as described in each Fund's current registration statement on file with the Securities and Exchange Commission ("Registration Statement"), obtain prices from pricing sources approved by the Board of Trustees of the Trust (the "Board of Trustees" or the "Trustees") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, USBFS shall use prices provided by the Board of Trustees or the Fund's investment advisor.

          (3) Identify interest and dividend accrual balances of the Funds' portfolio securities as of each valuation date and calculate gross earnings on investments for the accounting period.

          (4) Determine gain/loss on security sales and identify them as short-term or long-term as these terms are defined in the Internal Revenue Code; account for periodic distributions of gains or losses to shareholders; and maintain undistributed gain or loss balances of the Funds' portfolio securities as of each valuation date.

          (5) Maintain a daily listing of portfolio holdings by Fund showing cost, market value, and the percentage of portfolio comprised of each security.

          (6) Reconcile accounting asset listings against custodian's asset listings on at least a monthly basis and report any securities balance discrepancies promptly to the Trust and its custodian.

     B.   Expense Accrual and Payment Services:

          (1) For each valuation date of the Funds' portfolio securities, calculate the expense accrual amounts as directed by the Trust as to methodology, rate and/or dollar amount.

          (2)  Record   payments  for  each  Fund's  expenses  upon  receipt  of
               authorization from the Trust.

          (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail consistent with generally accepted industry accounting principles.

          (4)  Provide expense accrual and payment reporting.

     C.   Fund Valuation and Financial Reporting Services:

          (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by each Fund's transfer agent on a timely basis.

          (2)  Apply equalization accounting as directed by the Trust.

          (3) Determine net investment income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

          (4)  Maintain  a  general  ledger  and  other  accounts,   books,  and
               financial records for each Fund in the form as the parties may reasonably agree upon.

          (5) Calculate each Fund's net asset value according to the accounting policies, relevant regulatory requirements, the Trust's charter documents and procedures set forth in each Fund's current Registration Statement, and any other policies as may be legally adopted by the Trust's Board of Trustees.

          (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund and as reasonably requested by the Fund or the Fund's investment advisor.

          (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time which agreement cannot be unreasonably withheld.

          (8) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

     D.   Tax Accounting Services:

          (1) Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

          (2)  Maintain tax lot (?)detail for each Fund's investment portfolio.

          (3) Calculate taxable gain/loss on security sales using the tax lot (?) relief method designated by the Trust.

          (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to each Fund's transfer agent to support tax reporting to the shareholders.

     E.   Compliance Control Services:

          (1) Support reporting to regulatory bodies and support financial statement preparation by making each Fund's accounting records available to the Trust, its investment advisor, the Securities and Exchange Commission (the "SEC") or other regulatory or governmental authorities, and the outside independent auditors.

          (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

     F. USBFS will perform the following accounting functions on a daily basis:

          (1) Reconcile cash and investment balances of each Fund with each Fund's custodian, and provide each Fund's investment adviser with the beginning cash balance available for investment purposes.

          (2) Transmit or mail a copy of the portfolio valuation to each Fund's investment adviser.

          (3) Review the impact of current day's activity on a per share basis, and review changes in market value.

          (4) Provide a list of the Funds' portfolio securities and the amount of shares, units, etc. of each.

     G.   In addition, USBFS will:

          (1)  Prepare monthly security transactions listings.

          (2)  Supply  various  Trust,   Fund  and  class  statistical  data  as
               requested by the Trust on an ongoing basis.

3.   Pricing of Securities

     USBFS shall obtain prices daily from a pricing source selected by USBFS but approved by the Board of Trustees and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, USBFS shall use prices provided by the Board of Trustees or the Fund's investment adviser.

     If the Trust desires to provide a price that varies from the pricing source, the Trust shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.   Changes in Accounting Procedures

     Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be implemented by USBFS effective upon written receipt and acceptance by USBFS.

5.   Changes in Equipment, Systems, Service, Etc.

     USBFS reserves the right to make reasonable changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

6.   Compensation

     USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall, in good faith, notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts set forth on such invoice. The Trust shall pay such disputed amounts within ten (10) calendar days after the parties agree upon the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the expiration of said 30 days from the Trust's receipt of the invoice until fully paid. . Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.   Indemnification; Limitation of Liability

     A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has acted in good faith, exercised reasonable care and not engaged in willful misconduct on its part in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

          USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct. Without limiting the generality of the foregoing, USBFS agrees to indemnify the Trust with respect to any and all of the following: (1) failure of USBFS to observe or perform any duty or obligation under any party software license agreement or third party service; (2) any claim(s) of infringement of any patent, copyright, trade secret, or other proprietary right of any third party alleged to occurred because of systems, software or other resources provided by USBFS (3) any claim by a third party or arising from a breach of a duty of confidentiality or other similar duty in respect of information in the possession of USBFS which information was provided to the Trust; (4) any claims arising out of to occurrences which USBFS is required to insure against to this Agreement or applicable law; (5) any claim of unlawful harassment or discrimination resulting from an action of USBFS or its employees, agents or representatives; (6) any claim or action arising out of or relating to any illness, other injury or death of a person, or damage to property, attributable to the negligence or misconduct of USBFS or its employees, agents or representatives.

          In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case USBFS may be asked to indemnify or hold the Trust harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust will use all reasonable care to notify USBFS promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against USBFS. USBFS shall have the option to defend the Trust against any claim, which may be the subject of this indemnification. In the event that USBFS so elects, it will so notify the Trust and thereupon USBFS shall take over complete defense of the claim, and the Trust shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. However, the Trust may, at its sole option, participate in, but not control, the defense of the claim, which participation shall be at its sole cosot and expense. The Trust shall in no case confess any claim or make any compromise in any case in which USBFS will be asked to indemnify the Trust except with USBFS' prior written consent. Additionally, USBFS shall in no case confess any lcaim or make any compromise in any case in which USBFS will be asked to indemnify the Trust if such compromise does not include a complete and unconditional release of the Trust.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

          Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Trust may be asked to indemnify or hold USBFS harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that USBFS will use all reasonable care to notify the Trust promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The Trust shall have the option to defend USBFS against any claim that may be the subject of this indemnification. In the event that the Trust so elects, it will so notify USBFS and thereupon the Trust shall take over complete defense of the claim, and USBFS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. However, USBFS may, at is sole option, participate in, but not control, the defense of the claim, which participation shall be at is sole cost and expense. USBFS shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify USBFS except with the Trust's prior written consent. Additionally, the Trust shall in no case confess any c laim or make any comrposime in any case in which the Trust will be asked to indemnify USBFS if such compromise does not include a complete and unconditional release of USBFS.

8.   Proprietary and Confidential Information

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust including prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not, directly or indirectly through an affiliate, disclose any nonpublic personal information received from the Trust concerning any of the Trust's shareholders to any third party or person that is not affiliated with the Trust or with USBFS unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act, and provided that any such information disclosed to an affiliate of USBFS shall be under the same limitations on non-disclosure.

9.   Term of Agreement; Amendment

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement may be terminated, without the payment of any penalty, by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.  Records

     USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

11.  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but all of which counterparts shall together constitute but one and the same instrument.

12.  Governing Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

13.  Duties in the Event of Termination

     In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

14.  No Agency Relationship

     Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.  Data Necessary to Perform Services

     The Trust or its agent, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

16.  Notification of Error

     The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in a Fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by USBFS to the Trust; within three
     (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

17.  Assignment

     This Agreement, and any right or obligation hereunder, may not be assigned by either party without the prior written consent of the other party.

18.  Notices

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

     and notice to the Trust shall be sent to:

                  Fort Pitt Capital Funds
                  Foster Plaza Eleven
                  790 Holiday Drive
                  Pittsburgh, PA  15220

     with a copy to:

                  Metz Lewis, LLC
                  Attention: Bruce Rudoy
                  11 Stanwix Street, 18th Floor
                  Pittsburgh, PA  15222

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


Fort Pitt Capital FUnds                     U.S. BANCORP FUND SERVICES, LLC


By:/s/ Thomas P. Bellhy                     By: /s/ Joe Redwine
   --------------------                        ------------------
       Thomas P. Bellhy                             Joe Redwine

Title:   President                          Title:  Senior Vice President